Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: John Sorensen
(914) 595-8204

Visant Holding Corp. Commences Exchange Offer for 8¾% Senior Notes Due 2013

ARMONK, NY, September 5, 2006—Visant Holding Corp. announced today that it has commenced an offer to exchange all outstanding 8¾% Senior Notes due 2013 (the “Old Notes”) for 8¾% Senior Notes due 2013, which have been registered under the Securities Act of 1933 (the “Registered Notes”). The exchange offer is scheduled to expire at 12:01 a.m., New York City time, on October 5, 2006, unless extended.

The terms of the exchange offer and other information relating to Visant are set forth in a prospectus dated September 5, 2006. Copies of the prospectus and related letter of transmittal may be obtained from U.S. Bank National Association, which is serving as the exchange agent for the exchange offer. U.S. Bank National Association’s address, telephone and facsimile numbers are as follows:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107-2292
Attention: Specialized Finance Department
Telephone: (800) 934-6802
Facsimile: (651) 495-8158

This announcement is neither an offer to sell nor a solicitation of an offer to buy or exchange the Old Notes or the Registered Notes. The exchange offer is made solely by Visant’s prospectus dated September 5, 2006, including any supplements thereto.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics and educational publishing markets.

Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation.  Jostens’ operations are reported in two segments: 1) Jostens Scholastic, which includes the production of class rings and graduation products and 2) Jostens Yearbook.

Visant’s Marketing and Publishing Services produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative products and services to the direct marketing sector.  The group also produces testing and supplemental materials and related components for educational publishers.  Visant’s Educational Textbook business produces four-color case-bound educational textbooks.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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